Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity U.S. Bond Index Fund, Spartan Extended Market Index Fund, Spartan International Market Index Fund, Spartan Total Market Index Fund, and Spartan U.S. Equity Index Fund of Fidelity Concord Street Trust filed as part of this Post-Effective Amendment No. 41 to the Registration Statement (File Nos. 033-15983 and 811-05251) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (File Nos. 033-15983 and 811-05251).

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

April 27, 2004

KM/jr